UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 19, 2012

(Date of Earliest Event Reported)

BEESFREE, INC.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-53212 (Commission File Number)	92-0189305 (I.R.S. Employer Identification No.)

2101 Vista Parkway, Suite 122

West Palm Beach, Florida 33411

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 939-4860

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

Item 5.02.        Departure of Directors or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          As previously reported, on June 20, 2012, the Company announced that David W. Todhunter, the Company’s Chief Financial Officer, had been appointed to serve as interim President and Chief Executive Officer of the Company. Effective October 19, 2012, Mr. Todhunter’s positions as President and Chief Executive Officer of the Company were made permanent and the Company and Mr. Todhunter entered into a new Employment Agreement.

The Agreement will initially expire on December 31, 2015, unless sooner terminated, and will thereafter automatically renew for additional one-year periods unless either the Company or Mr. Todhunter inform the other that the agreement will not be extended. Mr. Todhunter will be employed by the Company as President, Chief Executive Officer and Chief Financial Officer of the Company. Under the terms of the employment agreement, Mr. Todhunter will receive an annual base salary of $126,000 until March 31, 2013. If after such date, the Company generates net income of at least $10,000 per month, Mr. Todhunter’s salary may be increased to $260,000 through December 31, 2013 at the discretion of the Board of Directors. If certain Performance Measurements (as defined in the Agreement) are met, Mr. Todhunter’s base salary will increase to $350,000 and $500,000 for the 2014 and 2015 fiscal years, respectively. In addition, Mr. Todhunter will be entitled to receive on a fiscal year basis a cash bonus determined in the discretion of the Board of Directors of up to fifty (50%) percent of his annual salary. Upon execution of the agreement, Mr. Todhunter was issued stock options to purchase an aggregate of 1,700,000 shares of the Company’s common stock at an exercise price of $1.55 per share, which was the closing sale price of the Company’s common stock on the date the agreement was executed; 250,000 of such options were fully vested upon execution of the agreement, 250,000 options shall vest on December 31, 2012 and the remaining shall vest based upon the Company meeting certain Performance Measurements.

The employment agreement terminates upon the earliest to occur of: (i) the death of the employee; (ii) a termination by the Company by reason of the disability of the employee; (iii) a termination by the Company with or without cause; (iv) a termination by the employee with or without good reason, or (v) the non-renewal of the agreement. Upon the termination by the Company without cause, by the employee with good reason or upon the expiration of the employment agreement if the Company or the employee refuses to extend the term of the employment agreement, the employee will be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) any bonus payable for the portion of the fiscal year during which the termination occurs; (iii) severance payments equal a certain number of days of Mr. Todhunter’s base salary, depending upon how far into the initial term of the Agreement that the termination occurs, from 90 days salary to one year’s salary; (iv) the continuation of health benefits for the same period as the severance payments are based on; and (v) all unvested options granted pursuant to the employment agreements will become immediately vested and be exercisable for a period of nine months.

In satisfaction of the disclosure required pursuant to Sections 401(b) and 401(e) of Regulation S-K, “Item 10, Directors, Executive Officers and Corporate Governance” of the Company’s Annual Report on Form 10-K, as amended, filed with the SEC on June 19, 2012, is incorporated by reference herein. With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships between Mr. Todhunter and any director or executive officer of the Company. With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Todhunter and the Company that would be required to be reported.

2

Item 7.01         Regulation FD Disclosure

On October 22, 2012, the Company issued a press release announcing Mr. Todhunter’s appointment as President and Chief Executive Officer.  A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01        Financial Statements and Exhibits:

(a)          Financial Statements - Not Applicable
(b)          Pro-Forma Financial Information - Not Applicable
(c)          Shell Company Transactions - Not Applicable
(d)          Exhibits:

10.1        Employment Agreement, dated as of October 19, 2012, by and between the Company and David W. Todhunter.

99.1        Press Release dated October 22, 2012

3

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEESFREE, INC.

By:	./s/ David W. Todhunter
David W. Todhunter
President and Chief Executive Officer

Dated: October 22, 2012

4